Exhibit 10.11.1

[West Marine Finance Company, Inc. Letterhead]

April 1, 2002

Wells Fargo Bank

Attn: Mr. Patrick Bishop

65 West Alisal Street, 2nd Floor

Salinas, CA 93901

Re:	$100,000,000 Line of Credit from Wells Faro Bank. National Association and other Lenders, to West Marine Finance Company. Inc.

Gentlemen:

This side letter agreement is executed in connection with that certain Credit Agreement dated as of March 1, 2002, in connection with the above-referenced line of credit (the “Credit Agreement”). This letter shall clarify the understanding between Agent and Borrower that, with respect to the definition of “Fixed Charge Coverage Ratio” set forth in the Credit Agreement, the term “maintenance capital expenditures” shall mean the following:

maintenance capital expenditure shall mean a Capital Expenditure for the maintenance or repair of the Borrower’s, Parent’s and their Subsidiaries’ Property, but excluding: (i) any capital expenditures made from the proceeds of insurance; and (ii) the acquisition of new Property, except as such acquisition may be required to complete such maintenance or repair, and shall be calculated in a manner that is consistent with the Projections.

Capitalized terms used herein and not defined shall have the meanings set forth for them in the Credit Agreement. Except as set forth herein, the Credit Agreement shall remain unmodified and in full force and effect.

WEST MARINE FINANCE COMPANY, INC.

By:	/s/ ERIC NELSON
Eric Nelson Vice President – Finance

The foregoing is acknowledged and agreed to:

“Agent”

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ PATRICK BISHOP
Patrick Bishop Vice President